Exhibit 99.1

Core Natural Resources Reports Second Quarter 2025 Results

Generates net cash provided by operating activities of $220.2 million and free cash flow of $131.1 million

Further increases merger-related annual synergies target to between $150 million and $170 million

Returns $87.1 million to stockholders via share buybacks and quarterly dividends

Increases cash and cash equivalents by $25 million and overall liquidity by $90 million

Advances previously detailed plan to resume longwall production at Leer South

CANONSBURG, PA (August 5, 2025) - Today, Core Natural Resources, Inc. (NYSE: CNR) (“Core” or the “company”) reported a net loss of $36.6 million, or $0.70 per diluted share, in the second quarter of 2025. Core reported adjusted EBITDA1 of $144.3 million for the second quarter of 2025, which included Leer South fire extinguishment and idle mine cash costs of $21.2 million. Revenues totaled $1,102.4 million in Q2.

“During the second quarter, the Core team continued to demonstrate the value-driving potential of the combined platform, executing at a high level at our flagship Pennsylvania Mining Complex (PAMC) and Leer longwall operations, continuing to unlock the value of the substantial synergies created by the merger, and generating significant free cash flow1 despite a soft market environment and the longwall outage at Leer South,” said Paul A. Lang, Core’s chief executive officer. “In aggregate, those efforts facilitated the return to stockholders of $87.1 million in Q2 via our capital return program.”

Operational Update

“During the second quarter, Core’s high c.v. thermal coal segment continued to execute at a world-class level, with a significant step-up in sales volumes and lower unit costs acting to counterbalance modest erosion in average selling price in the face of a softer market environment,” Lang said. “While the metallurgical segment’s performance was again constrained by the longwall outage at Leer South, the rest of the platform executed well, led by the Leer mine, which set a production record for the second straight quarter. Supplementing our two core operating segments, the Powder River Basin segment also turned in a solid performance, with strengthening domestic power demand setting the stage for another strong adjusted EBITDA contribution.”

During the second quarter of 2025, Core’s high c.v. thermal coal segment achieved an 18-percent increase in sales volumes versus Q1 2025, when production was constrained by three longwall moves. The segment achieved realized coal revenue per ton sold1 of $60.50, which was modestly lower than the Q1 realization due to lower pricing on spot sales as well as a lower energy market adjustment (EMA) on power-price-linked domestic tons. The segment had cash cost of coal sold per ton1 of $39.47.

With the exception of Leer South, where longwall production has yet to resume, the metallurgical segment turned in a solid performance. Coking coal sales totaled 1.9 million tons, consistent with Q1 2025, and thermal byproduct sales totaled 0.3 million tons. The segment achieved realized coal revenue per ton sold1 for coking coal of $114.71 and realized coal revenue per ton sold1 for the metallurgical segment as a whole – inclusive of thermal byproduct sales – of $104.22. The metallurgical segment reported a cash cost of coal sold per ton1 of $95.93 and incurred $21.2 million in costs associated with the extinguishment of combustion activity and idle mine costs at Leer South.

The Powder River Basin segment executed at a high level for the second straight quarter. Sales volumes totaled 12.6 million tons as power generators worked to accelerate shipments in advance of the summer season. Realized coal revenue per ton sold1 was $14.69, while the cash cost of coal sold per ton1 was $13.40, resulting in a cash margin per ton sold in excess of previously provided guidance levels.

Synergy Update

As indicated, Core has again increased its targeted range for annual synergy generation to between $150 million and $170 million per year, an approximately 30 percent aggregate increase at the midpoint when compared to the guidance furnished at the time of the merger’s announcement.

“The Core team continues to drive forward with the capture of the originally identified synergies while surfacing new opportunities for value creation,” Lang said. “As we look ahead, we expect these efforts to drive increases in the value we secure for our products in the marketplace, reductions in our average operating costs, an expansion of our operating margins, and a significantly leaner corporate structure.”

Financial, Liquidity, and Capital Return Update

In February, Core announced a new capital return framework targeting the return to stockholders of around 75 percent of free cash flow, with the significant majority of that return directed to share repurchases complemented by a sustaining quarterly dividend of $0.10 per share.

During Q2 2025, Core generated net cash provided by operating activities of $220.2 million and free cash flow of $131.1 million. The company invested $81.9 million to repurchase 1.2 million shares, or roughly 2 percent of total shares outstanding as of the program’s launch, at an average share price of $69.64. Year-to-date, Core has now invested a total of $183.2 million to repurchase 2.6 million shares, or roughly 5 percent of total shares outstanding as of the program’s launch.

As of June 30, 2025, Core had $816.8 million of remaining authorization under its existing $1.0 billion share repurchase program.

In addition, and in keeping with the tenets of its capital return program, the board declared a $0.10 per share quarterly dividend payable on September 15, 2025, to stockholders of record on August 29, 2025.

“As we look ahead, we expect continuing robust free cash flow generation underpinned by anticipated strong performances from our high c.v. thermal and Powder River Basin segments,” said Mitesh Thakkar, Core’s president and chief financial officer. “That strong operating cash flow outlook – coupled with expected insurance recoveries, increased synergy capture, and the potential for further working capital improvement – gives us confidence in our ability to continue to return significant amounts of capital to our stockholders while maintaining a strong balance sheet.”

At June 30, 2025, Core had total liquidity of $948 million, including $413 million in cash and cash equivalents.

In late July, Core consolidated the two legacy accounts receivable securitization facilities into a single facility with an extended term. The combined facility has a $250 million borrowing base; greater expected availability given the combined company’s reduced customer and geographic concentration; and a maturity date in 2028. Moreover, the new facility – in combination with the recent $600 million revolving credit facility upsizing and $307 million tax-exempt bond refinancing – successfully completes Core’s construction of its desired post-merger capital structure.

Leer South Update

In mid-January, Core announced that it was temporarily sealing Leer South’s active longwall panel to extinguish isolated combustion-related activity occurring in a mined-out area. On June 10, 2025, consistent with the previously provided timeline, Core personnel and regulatory officials re-entered the sealed area of the mine and conducted an extensive evaluation of the major equipment and infrastructure. As expected, the operating team found that the longwall had been largely unaffected by the combustion event and that the major components and systems were in good condition.

On June 26, 2025, after more than two weeks in the mine, the team found it necessary to again evacuate the mine and reseal the affected area in the wake of an increase in carbon monoxide levels. The Core team is working closely with federal and state officials on a plan to recover and reposition the longwall equipment by the end of October, with the objective of resuming longwall production shortly thereafter.

Core currently expects to incur fire extinguishment and idle costs of $20 million to $30 million at Leer South in the third quarter of 2025. Core expects insurance recoveries associated with developments at Leer South to exceed $100 million.

Marketing Update

Core continues to capitalize on its strong book of committed thermal business and a gradual recovery in domestic thermal coal demand while navigating softer market conditions in the international arena.

In the high c.v. thermal segment, Core has now locked in commitments totaling 30.0 million tons for delivery in 2025 – and thus is nearly fully committed – at a projected realized coal revenue per ton sold2 of $60 to $62 per ton. That translates into an average operating margin of $22 per ton based on the mid-point of guidance for both realized coal revenue per ton sold and cash cost of coal sold per ton2. In addition, the segment has a committed book of around 13 million tons for delivery in 2026.

In the metallurgical segment, Core has commitments in place for virtually all its projected coking coal sales volumes for delivery in 2025, with the majority of yet-to-be-shipped tons tied to market-based pricing mechanisms.

In its Powder River Basin segment, Core is fully committed for 2025 at a projected realized coal revenue per ton sold2 of $14.40 and has around 33 million tons committed for delivery in 2026.

Policy Developments

In April 2025, President Trump issued a series of executive orders intended to reduce the regulatory burden on America’s coal-based power plants and to ensure the long-term preservation of the U.S. coal fleet. The Trump Administration views the coal fleet as essential to the security, resilience, and reliability of America’s power system.

In addition, the Administration directed the Secretary of Energy to take actions – via funding and other support mechanisms – to “accelerate the development, deployment, and commercialization” of coal-based technologies in areas such as building products, batteries, and other advanced carbon materials, as well as power generation. Core expects these efforts to facilitate additional opportunities for its Innovations business unit, which is already driving forward on all these fronts.

Then, on July 4, 2025, President Trump signed into law the One Big Beautiful Bill Act (OBBBA), which included provisions designed to strengthen the U.S. coal industry and enhance the competitiveness of American coal overseas. The legislation contains language designating U.S.-produced metallurgical coal as a “critical material” under Section 45X, through which the company will be eligible for a 2.5-percent monetizable tax credit on production-related costs for four years beginning in 2026. In addition, OBBBA lowers the royalty rate on tons produced on federal lands, which stands to enhance the competitiveness of Core’s Powder River Basin and West Elk mines.

Even more recently, the Trump Administration has announced plans to pursue still further legal and administrative efforts – via the U.S. Environmental Protection Agency and other governmental entities – to facilitate the continued operation of the U.S. coal-based power generation fleet well into the future in support of grid reliability and electricity affordability.

“In recent months, President Trump and the U.S. Congress have taken historic steps to ensure that U.S. coal remains a cornerstone of America’s future energy supply and a stabilizing force in global energy markets,” Lang said. “The President’s recognition and inclusion of a number of our hourly employees in a White House ceremony for the signing of several executive orders underscored the past, present and future contributions of America’s coal miners in meeting this country’s energy and industrial needs – a recognition sorely missing in recent years.”

Outlook

“In our first six months as a combined company, the Core team has made great progress in integrating the combined operating, marketing and logistics portfolio into a cohesive, high-performing unit while unlocking the synergistic value created by the merger,” Lang said. “With our world-class mines, highly strategic logistical network, strong balance sheet, significant cash-generating capabilities, and talented workforce, we believe we are uniquely equipped to create stockholder value in a wide range of market environments. The team remains highly focused on capitalizing on our many strengths – and in doing so facilitating solid returns via our capital return program in today’s soft market environment, while positioning the portfolio to drive still greater value as coal markets recover.”

1—Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures and Realized Coal Revenue per Ton Sold and Cash Cost of Coal Sold per Ton are operating ratios derived from non-GAAP financial measures, each of which is reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures.”

2—Core is unable to provide a reconciliation of High C.V. Thermal Realized Coal Revenue per Ton Sold guidance, High C.V. Thermal Cash Cost of Coal Sold per Ton guidance, and PRB Realized Coal Revenue per Ton Sold guidance, which are operating ratios derived from non-GAAP financial measures, without unreasonable efforts due to the unknown effect, timing and potential significance of certain income statement items.

2025 Guidance

	2025
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking[1]	7.5	-	8.0
High C.V. Thermal[2]	29.0	-	31.0
Powder River Basin	45.0	-	48.0

Total	81.5		87.0
Metallurgical (in millions of tons)
Committed, Priced Coking			4.5	$118.20
Committed, Unpriced Coking			3.0

Total Committed Coking			7.5
Metallurgical Cash Cost of Coal Sold per Ton				$95.00 - $99.00
High C.V. Thermal (in millions of tons)
Committed, Priced[3]			29.8	$60.00 - $62.00
Committed, Unpriced			0.2

Total Committed High C.V. Thermal			30.0
High C.V. Thermal Cash Cost of Coal Sold per Ton				$38.00 - $40.00
Powder River Basin[4] (in millions of tons)
Committed, Priced			47.8	$14.40
Powder River Basin Cash Cost of Coal Sold per Ton				$12.75 - $13.25
Corporate (in $millions)
Capital Expenditures	$300 - $330
Depreciation, Depletion and Amortization	$560 - $590

1 - Excludes thermal byproduct

2 - Includes crossover volumes

3 - Range reflects inclusion of collared commitments

4 - Reflects the expected impact of the recently enacted royalty rate reduction on federal coal leases in the second half of 2025

Note - Core is unable to provide a reconciliation of Metallurgical Cash Cost of Coal Sold per Ton, High C.V. Thermal Cash Cost of Coal Sold per Ton and Powder River Basin Cash Cost of Coal Sold per Ton guidance, which are operating ratios derived from non-GAAP financial measures, without unreasonable efforts due to the unknown effect, timing and potential significance of certain income statement items.

Availability of Additional Information

Please refer to our website, www.corenaturalresources.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Quarterly Report on Form 10-Q (“Form 10-Q”) with the Securities and Exchange Commission (“SEC”) reporting our results for the quarterly period ended June 30, 2025 on August 5, 2025. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

About Core Natural Resources, Inc.

Core Natural Resources, Inc. (NYSE: CNR) is a world-class producer of high-quality metallurgical and high calorific value thermal coals for the global marketplace. Core’s highly skilled workforce operates a best-in-sector portfolio of large-scale, low-cost longwall mines, including the Pennsylvania Mining Complex, Leer, Leer South, and West Elk mines, along with one of the world’s largest and most productive surface mines, Black Thunder. The company plays an essential role in meeting the world’s growing need for steel, infrastructure, and energy, while simultaneously serving the resurgent requirements of the U.S. power generation fleet. Core has an extensive and strategic logistical network – anchored by ownership positions in two East Coast marine export terminals – that provides reliable and efficient access to seaborne coal markets. The company’s deeply ingrained culture is grounded in safety and compliance, continuous improvement, and financial performance, with an emphasis on stakeholder engagement and stockholder returns. Core was created in January 2025 via the merger of long-time industry leaders CONSOL Energy and Arch Resources and is based in Canonsburg, Pennsylvania.

Contacts:

Investor:

Deck Slone, (314) 994-2766

deckslone@coreresources.com

Media:

Erica Fisher, (724) 416-8292

ericafisher@coreresources.com

Condensed Consolidated Statements of Cash Flows

The following table presents a condensed consolidated statement of cash flows for the three months ended June 30, 2025 (in thousands):

Three Months Ended June 30, 2025
(Unaudited)
Cash Flows from Operating Activities:
Net Loss	$(36,556)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	169,263
Other Non-Cash Adjustments to Net Loss	10,010
Changes in Working Capital	77,444

Net Cash Provided by Operating Activities	220,161

Cash Flows from Investing Activities:
Capital Expenditures	(89,185)
Proceeds from Sales of Assets	216
Other Investing Activity	(11,253)

Net Cash Used in Investing Activities	(100,222)

Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(4,314)
Repurchases of Common Stock	(81,893)
Dividends and Dividend Equivalents Paid	(5,223)
Other Financing Activities	(934)

Net Cash Used in Financing Activities	(92,364)

Net Increase in Cash and Cash Equivalents and Restricted Cash	27,575
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	579,325

Cash and Cash Equivalents and Restricted Cash at End of Period	$606,900

Reconciliation of Non-GAAP Financial Measures

We define realized coal revenue as revenues reported in the Consolidated Statements of (Loss) Income less transportation costs, transloading revenues and other revenues not directly attributable to coal sales. We define realized coal revenue per ton sold as realized coal revenue divided by tons sold. The following table presents a reconciliation by reportable segment of realized coal revenue and realized coal revenue per ton sold to revenues, the most directly comparable GAAP financial measure, on a historical basis, for the three months ended June 30, 2025 (in thousands, except per ton information).

	Three Months Ended June 30, 2025
	High CV Thermal	Metallurgical	PRB	Baltimore Marine Terminal	Idle, Other and Eliminations	Consolidated
Revenues	$606,500	$299,994	$186,872	$22,572	$(13,577)	$1,102,361

Less: Adjustments to Reconcile to Non-GAAP Segment Realized Coal Revenue
Transportation Costs	99,084	67,088	2,460	—	—	168,632
Terminal Revenues	—	—	—	22,572	(18,032)	4,540
Other Revenues	—	—	—	—	4,455	4,455

Non-GAAP Segment Realized Coal Revenue	$507,416	$232,906	$184,412	$—	$—	$924,734

Tons Sold	8,388	2,235	12,556
Realized Coal Revenue per Ton Sold	$60.50	$104.22	$14.69

The following table presents a breakdown of the realized coal revenue per ton sold for the metallurgical segment between coking coal and thermal byproduct for the three months ended June 30, 2025 (in thousands, except per ton information).

	Three Months Ended June 30, 2025
	Coking Coal	Thermal Byproduct	Total Metallurgical Segment
Non-GAAP Segment Realized Coal Revenue	$217,369	$15,537	$232,906
Tons Sold	1,895	340	2,235
Realized Coal Revenue per Ton Sold	$114.71	$45.74	$104.22

We evaluate our cash cost of coal sold on an aggregate basis by segment and our cash cost of coal sold per ton on a per-ton basis. Cash cost of coal sold includes items such as direct operating costs, royalty and production taxes and direct administration costs, and excludes transportation costs, indirect costs, other costs not directly attributable to the production of coal and depreciation, depletion and amortization costs on production assets. We define cash cost of coal sold per ton as cash cost of coal sold divided by tons sold.

The following table presents a reconciliation by reportable segment of cash cost of coal sold and cash cost of coal sold per ton to cost of sales, the most directly comparable GAAP financial measure, on a historical basis, for the three months ended June 30, 2025 (in thousands, except per ton information).

	Three Months Ended June 30, 2025
	High CV Thermal	Metallurgical	PRB	Baltimore Marine Terminal	Idle, Other and Eliminations	Consolidated
Cost of Sales	$430,142	$302,696	$170,706	$7,578	$1,452	$912,574

Less: Adjustments to Reconcile to Non-GAAP Segment Cash Cost of Coal Sold
Transportation Costs	99,084	67,088	2,460	—	(18,032)	150,600
Cost of Sales from Idled Operations	—	21,243	—	—	4,920	26,163
Terminal Operating Costs	—	—	—	7,578	—	7,578
Other (Operating Overhead, Certain Actuarial, etc.)	—	—	—	—	14,564	14,564

Non-GAAP Segment Cash Cost of Coal Sold	$331,058	$214,365	$168,246	$—	$—	$713,669

Tons Sold	8,388	2,235	12,556
Cash Cost of Coal Sold per Ton	$39.47	$95.93	$13.40

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as loss on debt extinguishment and (iii) other adjustments, such as stock-based compensation and Merger-related expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of our operating performance or that arise outside of the ordinary course of our business.

The following table presents a reconciliation by reportable segment of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for the three months ended June 30, 2025 (in thousands).

	Three Months Ended June 30, 2025
	High CV Thermal	Metallurgical	PRB	Baltimore Marine Terminal	Other, Corporate and Eliminations	Consolidated
Net Income (Loss)	$124,337	$(78,019)	$10,500	$13,600	$(106,974)	$(36,556)
Income Tax Expense	—	—	—	—	7,116	7,116
Interest Expense, net	—	—	—	—	3,650	3,650
Depreciation, Depletion and Amortization	52,021	75,317	5,666	1,394	34,865	169,263
Other Adjustments	—	—	—	—	797	797

Adjusted EBITDA	$176,358	$(2,702)	$16,166	$14,994	$(60,546)	$144,270

Free cash flow is a non-GAAP financial measure, defined as net cash provided by operating activities plus proceeds from sales of assets and unrestricted cash proceeds from the Merger with Arch Resources, Inc., less capital expenditures and investments in mining-related activities. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the company’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures, since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, on a historical basis, for the three months ended June 30, 2025 (in thousands).

Three Months Ended June 30, 2025
Net Cash Provided by Operating Activities	$220,161
Capital Expenditures	(89,185)
Proceeds from Sales of Assets	216
Investments in Mining-Related Activities	(128)

Free Cash Flow	$131,064

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “could,” “continue,” “estimate,” “expects,” “intends,” “will,” “should,” “may,” “plan,” “predict,” “project,” “would” and similar expressions. Forward-looking statements are not statements of historical fact and reflect Core’s current views about future events. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, risks related to the prior occurrence of combustion-related activity at Core’s Leer South mine and the risk of future occurrences; the increase in combustion-related gases at Core’s Leer South mine; Core’s ability to resume development work at Leer South with continuous miners and longwall development in accordance with its expected timing; deterioration in economic conditions (including continued inflation) or changes in consumption patterns of our customers may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; volatility and wide fluctuation in coal prices based upon a number of factors beyond our control; an extended decline in the prices we receive for our coal affecting our operating results and cash flows; significant downtime of our equipment or inability to obtain equipment, parts or raw materials; decreases in the availability of, or increases in the price of, commodities or capital equipment used in our coal mining operations; our reliance on major customers, our ability to collect payment from our customers and uncertainty in connection with our customer contracts; our inability to acquire additional coal reserves or resources that are economically recoverable; alternative steel production technologies that may reduce demand for our coal; the availability and reliability of transportation facilities and other systems that deliver our coal to market and fluctuations in transportation costs; a loss of our competitive position; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; the risks related to the fact that a significant portion of our production is sold in international markets (and may grow) and our compliance with export control and anti-corruption laws; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of current and future regulations to address climate change, the discharge, disposal and clean-up of hazardous substances and wastes and employee health and safety on our operating costs as well as on the market for coal; the risks inherent in coal operations, including being subject to unexpected disruptions caused by adverse geological conditions, equipment failure, delays in moving out longwall equipment, railroad derailments, security breaches or terroristic acts and other hazards, delays in the completion of significant construction or repair of equipment, fires, explosions, seismic activities, accidents and weather conditions; our inability to manage our operational footprint in response to changes in demand; failure to obtain or renew surety bonds or insurance coverages on acceptable terms; the effects of coordinating our operations with oil and natural gas drillers and distributors operating on our land; our inability to obtain financing for capital expenditures on satisfactory terms; the effects of our securities being excluded from certain investment funds as a result of environmental, social and governance practices; the effects of global conflicts on commodity prices and supply chains; the effect of new or existing laws, regulations, tariffs, executive orders or other trade measures; our inability to find suitable joint venture partners or acquisition targets or integrating the operations of future acquisitions into our operations; obtaining, maintaining and renewing governmental permits and approvals for our coal operations; the effects of asset retirement obligations, employee-related long-term liabilities and certain other liabilities; uncertainties in estimating our economically recoverable coal reserves; defects in our chain of title for our undeveloped reserves or failure to acquire additional property to perfect our title to coal rights; the outcomes of various legal proceedings, including those that are more fully described herein; the risk of our debt agreements, our debt and changes in interest rates affecting our operating results and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; the potential failure to retain and attract qualified personnel of the company; failure to maintain effective internal control over financial reporting; uncertainty with respect to the company’s common stock, potential stock price volatility and future dilution; uncertainty regarding the timing and value of any dividends we may declare; uncertainty as to whether we will repurchase shares of our common stock; inability of stockholders to bring legal action against us in any forum other than the state courts of Delaware; the risk that the businesses of the company and Arch Resources, Inc. will not be integrated successfully; the risk that the anticipated benefits of the merger may not be realized or may take longer to realize than expected; the risks related to new or existing tariffs and other trade measures; and other unforeseen factors.

All such factors are difficult to predict, are beyond Core’s control, and are subject to additional risks and uncertainties, including those detailed in Core’s annual report on Form 10-K for the year ended December 31, 2024, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on Core’s website at www.corenaturalresources.com and on the SEC’s website at http://www.sec.gov.

Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Core does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Source: Core Natural Resources, Inc.